TEXAS GULF ENERGY, INC. COMPLETES TURNAROUND AT SALT LAKE CITY REFINERY

Houston, TX – February 25, 2013. Texas Gulf Energy, Incorporated (OTCQX:TXGE) (www.tgnrg.com) announced today that it successfully and safely completed a “turnaround” (a fast-track major refurbishment construction services project) in the Hydrofluoric Acid Unit of a refinery located North of Salt Lake City, UT. TXGE staff peaked at over 120 skilled craft workers working under the company’s Project Management Team, and the work was completed without any injuries. The total value of the work completed was approximately $3.5 million. “TXGE is experiencing an increase in opportunities to bid similar work in other refineries and chemical plants, currently we are bidding on approximately $8 million in additional project work that helps solidify our 2013 forecast,” said David Mathews, CEO of Texas Gulf Energy, Incorporated.

About Texas Gulf Energy, Inc. (www.tgnrg.com)

Since our founding year in 2003, we have deployed thousands of engineering, construction, technical, skilled crafts and project management personnel to major international energy companies, including Exxon Mobil, Conoco Phillips, Chevron, Valero, and others. We are particularly well known throughout the energy markets for our ability to provide construction services with professional, experienced and well trained teams to maximize the ability of our customers to complete major projects safely, on time and on budget. Now entering our tenth year in business, we have vertically integrated our service offering into other energy market segments, including wellhead services, oil and gas production, and professional consulting services both domestically and internationally to better serve the needs of our customers.

Precautionary and Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," 'expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified TXGE’s disclosures or filings with the SEC. You are further cautioned that penny stocks, like TXGE, are inherently volatile and risky and that no investor should buy this stock unless they can afford the loss of their entire investment.

Contact:  Craig Crawford, 281-867-8500, or email info@tgnrg.com